Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

FOR IMMEDIATE RELEASE	CONTACT:	Investors:	Ann Taylor
(404) 676-5383

		Media:	Dana Bolden
(404) 676-2683

THE COCA-COLA COMPANY REPORTS

FIRST QUARTER 2007 RESULTS

•                  First quarter EPS of $0.54 increased 15 percent; after considering items impacting comparability, EPS of $0.56 a 14 percent increase.

•                  Net revenue growth of 17 percent on worldwide unit case volume growth of 6 percent, highest quarterly volume growth rate since 2002.

•                  International unit case volume up 9 percent, led by 7 percent growth in Trademark Coca-Cola.

•                  Balanced growth with sparkling beverage unit case volume up 5 percent and still beverage unit case volume up 9 percent.

ATLANTA, Apr. 17, 2007 — The Coca-Cola Company today reported first quarter earnings per share of $0.54, which included a net charge primarily related to an asset write-off in the Philippines bottler, partially offset by gains on the sales of the equity interest in a Brazilian bottler and real estate in Spain.  After considering items impacting comparability, earnings per share were $0.56.  Earnings per share increased 15 percent on a reported basis and 14 percent after considering items impacting comparability in both the current and prior years.  Earnings per share for the first quarter of 2006 were $0.47 and included a net charge of $0.02 per share.

Chairman and CEO Neville Isdell said, “This is a strong quarter and a strong

- more -

start to 2007.  You can track our progress bottle by bottle around the globe.  We grew both sparkling and still beverages while efficiently allocating our resources.  Our focus on driving growth, building our innovation pipeline and managing our productivity is working.  Our performance in the first quarter builds on the successes and results of 2006.

“Our strategies are gathering momentum as we remain fully focused on all our growth drivers.  The foundations for long-term sustainable growth are clearly laid.”

President and COO Muhtar Kent said, “Our 6 percent unit case volume growth in the quarter, cycling 5 percent growth in the prior year, is our highest quarterly growth rate since 2002.  The strength of our international business is evident, delivering 9 percent unit case volume growth, which more than offset the volume decline in North America.  We know what we need to do in North America and are carefully addressing the issues.  It will take some time to achieve the results we desire in this key market, but we expect sequential improvement as we move into the second half of the year.  Importantly, we achieved broad-based growth across nearly all our key international geographies, which is a testament to our ability to manage our global geographic portfolio nimbly to generate consistent returns for shareowners.”

(All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.)

Financial Highlights

•                  First quarter net operating revenues increased 17 percent.  Revenue growth reflected a 6 percent increase in concentrate sales, a 5 percent increase from structural changes resulting from acquisitions of certain bottlers, a 3 percent benefit from pricing and mix and a 3 percent positive currency impact.

•                  Operating income increased 17 percent on a reported basis and 14 percent after considering items impacting comparability.  Items impacting comparability negatively affected first quarter operating income by $10 million pre-tax in 2007 and by $45 million pre-tax in 2006.  Currency benefited operating income in the quarter by 3 percent.

•                  The Company repurchased $676 million of its stock in the first quarter and intends to repurchase $2.5 to $3.0 billion of its stock for the full year.

•                  In February, the Company approved its 45th consecutive annual dividend increase, an annualized increase of 10 percent over 2006.

Operational Highlights

(All references to unit case volume percentage changes in this section are computed based on average daily sales.  “Concentrate sales” refers to volume of concentrates, syrups, beverage bases and powders sold by the Company, expressed in equivalent unit cases, and replaces the “gallon sales” concept.  Group operational highlights are reported in line with the Company’s operating structure as described in the Company’s Form 8-K filing dated April 2, 2007.)

Total Company

•                  Unit case volume increased 6 percent with nearly all of our top 22 markets delivering solid growth.

•                  International operations delivered 9 percent unit case volume growth in the quarter, reflecting broad-based growth across essentially all key geographies.  Latin America continued to deliver strong growth across the region.  Key emerging markets, including China, Russia, South Africa, Nigeria, Eastern Europe and Southern Eurasia all increased at double-digit rates.  Unit case volume growth of 3 percent in Japan reflected continued improvement as the strategy to return to sustainable growth gained traction.  The European Union Group delivered strong unit case volume growth of 11 percent.  Double-digit unit case volume declines in the Philippines offset the benefit of prior year brand acquisitions.

•                  The Company continued to deliver strong growth in sparkling beverages, which increased unit case volume 5 percent in the quarter.  Key brands drove the results with Trademarks Coca-Cola, Sprite and Fanta growing unit case volume 4, 9 and 7 percent, respectively, for the quarter.

•                  In still beverages, Trademarks Dasani, Powerade and Aquarius continued their strong performance in the quarter.  Trademark Dasani increased unit case volume 21 percent, cycling 22 percent growth in the prior year quarter.  Trademarks Powerade and Aquarius increased unit case volume 7 percent and 17 percent, respectively, each cycling double-digit growth in the prior year quarter.

Additionally, double-digit growth in Trademark Minute Maid contributed to still beverage growth in the quarter.

•                  Globally, the Company gained or held share in sparkling beverages, juice/juice drinks, sports drinks, ready-to-drink teas and water.

Africa

Percent Change
From Prior Year
First
Quarter
Unit Case Volume	17%
Net Revenues	12%
Operating Income	9%

•                  The Africa Group unit case volume increased 17 percent, led by strong growth in South Africa and Nigeria.  Net revenues for the quarter increased 12 percent, reflecting a 16 percent increase in concentrate sales, positive pricing and mix, partially offset by an unfavorable double-digit currency impact.  Operating income growth of 9 percent reflected the increase in net revenues and the continued investment in key marketing initiatives.

•                  South Africa unit case volume increased 29 percent in the quarter, cycling a 3 percent decline in the prior year quarter, driven by strong marketing, the replenishment of trade inventory resulting from the carbon dioxide shortage in the fourth quarter of 2006 and favorable weather cycling poor weather from a year ago.  Nigeria unit case volume increased 18 percent, cycling an 11 percent decline in the prior year quarter, as improved execution and the cycling of a price increase from late 2005 drove results.

Eurasia

Percent Change
From Prior Year
First
Quarter
Unit Case Volume	16%
Net Revenues	24%
Operating Income	36%

•                  The Eurasia Group’s unit case volume increased 16 percent in the quarter, cycling 15 percent growth in the prior year quarter.  Double-digit unit case volume growth in Russia, Eastern Europe and Southern Eurasia along with solid performance in India drove the results.  Net revenues for the quarter increased 24 percent, benefiting from a 20 percent increase in concentrate sales, positive pricing, favorable product and country mix, and a slight favorable currency impact.  Operating income growth of 36 percent reflected the benefit of the net revenue increase and the continued investment in key business initiatives.

•                  In India, unit case volume increased mid-single digits in the quarter, cycling a decline of 10 percent in the prior year quarter.  Continued investment in marketing initiatives on the quality and safety of our products and focus on improved execution by the consolidated bottling operations resulted in solid growth and share gains in sparkling and still beverages.

European Union

Percent Change
From Prior Year
First
Quarter
Unit Case Volume	11%
Net Revenues	25%
Operating Income	33%

•                  Unit case volume in the European Union Group increased 11 percent in the quarter with all divisions reporting solid growth as marketing and innovation initiatives, as well as favorable weather and the timing of Easter, drove results.  In addition, the acquisitions in 2006 of the Apollinaris and Fonti Del Vulture brands, in Germany and Italy respectively, contributed 3 percentage points of unit case volume growth in the quarter.  Net revenues increased 25 percent, reflecting a 13 percent increase in concentrate sales, positive price and mix, and a low double-digit benefit from currency.  Operating income increased 33 percent in the quarter, primarily reflecting the net revenue increase and the continued investment in key marketing initiatives, including the launch of Coca-Cola Zero in eight additional countries.

•                  Unit case volume in Northwest Europe for the quarter increased mid-single digits, the fifth consecutive quarter of growth.  Sparkling beverage unit case volume increased mid-single digits, led by Trademark Coca-Cola, which benefited from the launch of Coca-Cola Zero in France, the Netherlands and Ireland.  High single-digit growth in still beverages also benefited the results.

•                  Unit case volume in Germany increased 11 percent, cycling a 1 percent decline in the prior year quarter.  The results were driven by improved marketplace execution, solid growth in Trademark Coca-Cola which benefited from the continued success of
Coca-Cola Zero, increased availability in the discounter channel, the timing of Easter and favorable weather.  The acquisition of Apollinaris, a premium source water brand, contributed 6 percentage points of unit case volume growth in the quarter.

Latin America

Percent Change
From Prior Year
First
Quarter
Unit Case Volume	7%
Net Revenues	19%
Operating Income	19%

•                  The Latin America Group delivered strong unit case volume growth of 7 percent in the quarter, cycling 7 percent growth in the prior year quarter.  Solid growth in all key markets and a 7 percent growth in Trademark Coca-Cola drove the results.  Net revenues increased 19 percent, reflecting a 10 percent increase in concentrate sales and positive pricing and mix benefits.  Operating income increased 19 percent, reflecting the net revenue increase and the continued investment in key marketing initiatives, including the launch of Coca-Cola Zero in seven markets.

•                  In Mexico, unit case volume increased 2 percent in the quarter, cycling 8 percent growth in the prior year quarter and driving share gains.  The growth was led by Trademark Coca-Cola, which increased 3 percent for the quarter including growth from the introduction of Coca-Cola Zero.

•                  In Brazil, unit case volume growth for the quarter was 8 percent, cycling 9 percent growth in the prior year.  Solid unit case volume growth in sparkling beverages drove the results, as strong marketing and execution led to continued share gains.

•                  In Argentina, solid growth in Trademark Coca-Cola, including growth from the introduction of Coca-Cola Zero, and bottler execution drove unit case volume growth of 13 percent in the quarter.

North America

Percent Change
From Prior Year
First
Quarter
Unit Case Volume	(3)%
Net Revenues	2%
Operating Income	(11)%

•                  Unit case volume in the North America Group declined 3 percent in the quarter.  Net revenues for the quarter increased 2 percent, reflecting a 5 percent decrease in concentrate sales offset by positive pricing and a mix benefit from strong sales of energy drinks and Powerade.  Operating income declined 11 percent for the quarter, reflecting the lower concentrate sales and higher input costs on the finished goods businesses.

•                  Retail unit case volume decreased 3 percent in the quarter.  Results in the quarter reflected the expected difficult sparkling beverage industry environment and the 28 percent decline in warehouse-delivered water as the system refocuses resources behind the more profitable Dasani business.  The decline in warehouse-delivered water reduced Retail’s unit case volume growth rate by 1 percent.

•                  Foodservice and Hospitality unit case volume declined 1 percent in the quarter, cycling 4 percent growth in the prior year quarter.

•                  Sparkling beverage unit case volume declined 3 percent in the quarter, reflecting the expected difficult category environment resulting from increased retail pricing.  Coca-Cola Zero unit case volume continued to increase double-digits in the quarter and achieved over a 1 percentage point share in the category.  Diet Coke showed positive unit case volume growth in the quarter and gained share, while Coca-Cola Classic also gained share.  The Company’s portfolio of energy drinks continued to deliver strong growth and gain share in this fast growing category.

•                  Still beverage unit case volume, excluding warehouse-delivered water, increased 4 percent in the quarter, driven by mid-single digit growth in Powerade and double-digit growth in Dasani.  Both brands continued to gain category share.  Warehouse-delivered chilled juices continued to gain category share in the quarter, even though volume was negatively impacted by price increases to cover higher raw material costs.  This decline was partially offset by continued unit case volume growth in Trademark Simply and Odwalla juices.

Pacific

Percent Change
From Prior Year
First
Quarter
Unit Case Volume	5%
Net Revenues	6%
Operating Income	2%

•                  The Pacific Group increased unit case volume 5 percent for the quarter, cycling 7 percent growth in the prior year quarter.  Net revenues for the quarter increased 6 percent, reflecting a 2 percent increase in concentrate sales, positive pricing and mix, and a slight favorable currency impact.  Operating income increased 2 percent for the quarter, driven by the increase in net revenues and the continued investment in key marketing initiatives.

•                  In Japan, unit case volume increased 3 percent in the quarter.  Solid growth in Trademarks Coca-Cola, Fanta, Sprite, Sokenbicha and Aquarius drove the results and led to category share gains.  Georgia Coffee continued to show sequential improvement and gained category share with the renewed focus on core flavors and the success of the new marketing campaign.

•                  In China, first quarter unit case volume grew 17 percent, cycling 23 percent growth in the prior year quarter, led by double-digit growth in sparkling beverages, Minute Maid and Nestea. The strong performance across the portfolio resulted in share gains in both sparkling beverages and juices/juice drinks.

•                  In the Philippines, unit case volume declined double-digits in the quarter.  On February 22, the Company announced the closing of the transaction to acquire the 65 percent ownership interest in Coca-Cola Bottlers Philippines, Inc., previously held by San Miguel Corporation.  Initiatives are being implemented to address the business performance.  As these initiatives gain traction, the Company expects unit case volume to show sequential improvement during 2007 and return to growth in 2008.

Bottling Investments

Percent Change
From Prior Year
First
Quarter
Unit Case Volume	52%
Net Revenues	47%
Operating Income	96%

•                  The Bottling Investments Group’s unit case volume increased 52 percent in the quarter, reflecting unit case volume growth across the group as well as a benefit from the acquisitions of certain bottlers.  Net revenues increased 47 percent for the quarter due to the unit case volume increase, the acquisition of certain bottlers, favorable pricing and mix, and positive currency benefits.  Operating income growth for the quarter reflects the focus on driving sustained financial performance through revenue increases and expense leverage.

Financial Review

Operating Results

Net operating revenues for the quarter increased 17 percent, reflecting a 6 percent increase in concentrate sales, a 5 percent increase from structural change resulting from the acquisitions of certain bottlers, a 3 percent benefit from pricing and mix and a 3 percent currency benefit.

Cost of goods sold increased 24 percent for the quarter, reflecting a 6 percent increase in concentrate sales, an 11 percent increase from structural change resulting from the acquisitions of certain bottlers, a 2 percent increase from currency and increases in commodity-based input and freight costs.

Selling, general and administrative expenses for the quarter increased 13 percent, reflecting a 4 percent increase from structural change resulting from the acquisitions of certain bottlers, a 3 percent increase from currency, increased costs in the consolidated bottling operations to drive growth and continued investments in marketing.

Operating income for the quarter increased 17 percent, reflecting the growth in gross profit, the investments in marketing and the net benefit from items impacting comparability.  After considering items impacting comparability, operating income increased 14 percent.  Currency increased operating income in the quarter by 3 percent.  Based on current spot rates and the anticipated benefits of hedging coverage in place, the Company currently expects currency to have a small benefit on operating income for the year.

Equity income declined in the quarter reflecting the write-off of assets at the

Philippines bottler and the reduction in the Company’s ownership positions in Coca-Cola FEMSA, Coca-Cola Icecek and Vonpar Refrescos S.A. (Vonpar).

In the first quarter, the Company sold its 49 percent equity interest in Vonpar, a Brazilian bottling company, and recorded a gain of $71 million pre-tax.  The Company completed in the quarter the purchase of the 65 percent ownership interest of the Philippines bottler previously owned by San Miguel Corporation.  The Company expects the consolidation of the Philippines bottler and the implementation of programs to return the business to growth in 2008 to negatively impact 2007 earnings per share by approximately $0.02 and to have no impact in 2008.  Most of the earnings impact will be reflected in the Bottling Investments Group.

Effective Tax Rate

The reported effective tax rate for the quarter was 27.0 percent.  The rate is comprised of an underlying effective rate on operations of 23.0 percent increased by the impact of the write-off of assets, primarily by the Philippines bottler, recorded at a combined lower tax rate and the gains on the sales of the equity interest in Vonpar and real estate in Spain recorded at a combined higher tax rate.  The Company currently estimates its underlying effective tax rate on operations for 2007 to be approximately 23 percent, which does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

New Operating Structure

As previously announced, effective January 1, 2007, the Company made certain changes to its operating structure to align geographic responsibility.  This new structure resulted in the reconfiguration of two operating segments which were renamed Eurasia Group and Pacific Group.  The reconfiguration did not impact the other existing geographic operating segments, Bottling Investments or Corporate.  Reclassified operating segment information can be found in the Company’s Form 8-K filing dated April 2, 2007.

Items Impacting Prior Year Results

In 2006, the first quarter results included a net reduction of $0.02 per share primarily related to non-cash impairment charges of certain assets and investments in the bottling operations in Asia.

Conference Call

The Company will host a conference call with investors and analysts to discuss the first quarter 2007 results today at 8:00 a.m. (EDT).  The Company invites investors to listen to the live audiocast of the conference call at the Company’s website, www.thecoca-colacompany.com in the “Investors” section.  A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on the Company’s website.  Further, the “Investors” section of the Company’s website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	March 30, 2007	March 31, 2006	% Change
Net Operating Revenues	$6,103	$5,226	17
Cost of goods sold	2,145	1,726	24
Gross Profit	3,958	3,500	13
Selling, general and administrative expenses	2,325	2,060	13
Other operating charges	6	45	—
Operating Income	1,627	1,395	17
Interest income	37	70	(47)
Interest expense	71	63	13
Equity income - net	20	86	(77)
Other income (loss) - net	116	(13)	—
Income Before Income Taxes	1,729	1,475	17
Income taxes	467	369	27
Net Income	$1,262	$1,106	14

Diluted Net Income Per Share*	$0.54	$0.47	15
Average Shares Outstanding - Diluted*	2,321	2,366

*                 For the first quarter, “Basic Net Income Per Share” was $0.55 for 2007 and $0.47 for 2006 based on “Average Shares Outstanding - Basic” of 2,314 and 2,365 for 2007 and 2006, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	March 30, 2007	December 31, 2006
Assets
Current Assets
Cash and cash equivalents	$3,632	$2,440
Marketable securities	151	150
Trade accounts receivable, less allowances of $96 and $63, respectively	2,781	2,587
Inventories	1,909	1,641
Prepaid expenses and other assets	2,014	1,623
Total Current Assets	10,487	8,441

Investments
Equity method investments	6,006	6,310
Cost method investments, principally bottling companies	501	473
Total Investments	6,507	6,783

Other Assets	2,796	2,701
Property, Plant and Equipment - net	7,333	6,903
Trademarks With Indefinite Lives	2,212	2,045
Goodwill	1,764	1,403
Other Intangible Assets	2,021	1,687

Total Assets	$33,120	$29,963

Liabilities and Shareowners’ Equity
Current Liabilities
Accounts payable and accrued expenses	$5,803	$5,055
Loans and notes payable	4,929	3,235
Current maturities of long-term debt	57	33
Accrued income taxes	463	567
Total Current Liabilities	11,252	8,890

Long-Term Debt	1,454	1,314
Other Liabilities	2,687	2,231
Deferred Income Taxes	516	608

Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,513 shares and 3,511 shares, respectively	878	878
Capital surplus	6,147	5,983
Reinvested earnings	33,877	33,468
Accumulated other comprehensive income (loss)	(897)	(1,291)
Treasury stock, at cost - 1,207 shares and 1,193 shares, respectively	(22,794)	(22,118)
Total Shareowners’ Equity	17,211	16,920

Total Liabilities and Shareowners’ Equity	$33,120	$29,963

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Three Months Ended
	March 30, 2007	March 31, 2006

Operating Activities
Net income	$1,262	$1,106
Depreciation and amortization	241	209
Stock-based compensation expense	76	85
Deferred income taxes	(95)	(28)
Equity income or loss, net of dividends	(1)	(74)
Foreign currency adjustments	(2)	48
Gains on sales of assets, including bottling interests	(138)	-
Other operating charges	6	45
Other items	44	49
Net change in operating assets and liabilities	(444)	(733)
Net cash provided by operating activities	949	707

Investing Activities
Acquisitions and investments, principally trademarks and bottling companies	(767)	(243)
Purchases of other investments	(9)	(20)
Proceeds from disposals of other investments	246	7
Purchases of property, plant and equipment	(350)	(256)
Proceeds from disposals of property, plant and equipment	89	12
Other investing activities	(4)	(3)
Net cash used in investing activities	(795)	(503)

Financing Activities
Issuances of debt	2,920	72
Payments of debt	(1,288)	(146)
Issuances of stock	93	1
Purchases of stock for treasury	(718)	(509)
Net cash provided by (used in) financing activities	1,007	(582)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	31	41

Cash and Cash Equivalents
Net increase (decrease) during the period	1,192	(337)
Balance at beginning of period	2,440	4,701
Balance at end of period	$3,632	$4,364

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	March 30, 2007 (1)	March 31, 2006 (4)	% Fav./ (Unfav.)	March 30, 2007 (2)	March 31, 2006 (5)	% Fav. / (Unfav.)	March 30, 2007 (2),(3)	March 31, 2006 (5),(6)	% Fav. / (Unfav.)
Africa	$310	$276	12	$112	$103	9	$108	$101	7
Eurasia	219	176	24	87	64	36	89	72	24
European Union	1,090	873	25	604	455	33	605	457	32
Latin America	719	603	19	415	349	19	415	349	19
North America	1,681	1,645	2	347	388	(11)	346	388	(11)
Pacific	939	886	6	372	363	2	368	365	1
Bottling Investments	1,494	1,014	47	(2)	(57)	96	7	18	(61)
Corporate	14	20	(30)	(308)	(270)	(14)	(209)	(275)	24
Eliminations	(363)	(267)	—	—	—	—	—	—	—
Consolidated	$6,103	$5,226	17	$1,627	$1,395	17	$1,729	$1,475	17

Notes:  Refer to the Company’s Form 8-K filing dated April 2, 2007 for more information on the changes to the Company’s operating structure.

(1)  Intersegment revenues for the first quarter of 2007 were $10 million for Africa, $24 million for Eurasia, $205 million for European Union, $38 million for Latin America, $16 million for North America, $50 million for Pacific and $20 million for Bottling Investments.

(2)  Operating income (loss) and income (loss) before income taxes for the first quarter of 2007 were reduced by $2 million for Africa,  $6 million for Bottling Investments and $2 million for Corporate primarily due to asset write-offs and restructuring costs.

(3)  Income (loss) before income taxes for the first quarter of 2007 was reduced by $73 million for Bottling Investments primarily for our proportionate share of asset write-offs in the Philippines and was increased by $137 million for Corporate primarily due to gains on the sale of real estate in Spain and the sale of the equity ownership in Vonpar, a bottler in Brazil.

(4)  Intersegment revenues for the first quarter of 2006 were $7 million for Africa, $18 million for Eurasia, $182 million for European Union, $31 million for Latin America, $17 million for Pacific and $12 million for Bottling Investments.

(5)  Operating income (loss) and income (loss) before income taxes for the first quarter of 2006 were reduced by $42 million for Bottling Investments primarily related to the impairment of certain assets and investments and $3 million for Pacific due to restructuring costs.

(6)  Income (loss) before income taxes for the first quarter of 2006 was reduced by $9 million for Bottling Investments for our proportionate share of CCE’s restructuring costs.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended March 30, 2007
		Items Impacting Comparability
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investees	Gains on Sales of Assets	Certain Tax Matters (1)	After Considering Items (Non-GAAP)	% Change - Reported (GAAP)	% Change - After Considering Items (Non-GAAP)
Net Operating Revenues	$6,103					$6,103	17	17
Cost of goods sold	2,145	$(4)				2,141	24	24
Gross Profit	3,958	4				3,962	13	13
Selling, general and administrative expenses	2,325					2,325	13	13
Other operating charges	6	(6)				—	—	—
Operating Income (2)	1,627	10				1,637	17	14
Interest income	37					37	(47)	(47)
Interest expense	71					71	13	13
Equity income - net	20		$73			93	(77)	(2)
Other income (loss) - net	116			$(137)		(21)	—	—
Income Before Income Taxes	1,729	10	73	(137)		1,675	17	10
Income taxes	467	2	—	(73)	$(11)	385	27	5
Net Income	$1,262	$8	$73	$(64)	$11	$1,290	14	11
Diluted Net Income Per Share	$0.54	$0.00	$0.03	$(0.03)	$0.00	$0.56 (3)	15	14
Average Shares Outstanding - Diluted	2,321	2,321	2,321	2,321	2,321	2,321

Gross Margin	64.9%					64.9%
Operating Margin	26.7%					26.8%
Effective Tax Rate	27.0%					23.0%

	Three Months Ended March 31, 2006
		Items Impacting Comparability
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investee	Certain Tax Matters (1)	After Considering Items (Non-GAAP)

Net Operating Revenues	$5,226				$5,226
Cost of goods sold	1,726				1,726
Gross Profit	3,500				3,500
Selling, general and administrative expenses	2,060				2,060
Other operating charges	45	$(45)			—
Operating Income	1,395	45			1,440
Interest income	70				70
Interest expense	63				63
Equity income - net	86		$9		95
Other income (loss) - net	(13)				(13)
Income Before Income Taxes	1,475	45	9		1,529
Income taxes	369	7	1	$(10)	367
Net Income	$1,106	$38	$8	$10	$1,162
Diluted Net Income Per Share	$0.47	$0.02	$0.00	$0.00	$0.49
Average Shares Outstanding - Diluted	2,366	2,366	2,366	2,366	2,366

Gross Margin	67.0%				67.0%
Operating Margin	26.7%				27.6%
Effective Tax Rate	25.0%				24.0%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

(1)  Primarily related to changes in reserves related to certain tax matters.

(2)  Operating Income for the three months ended March 30, 2007 includes a positive currency impact of approximately 3%.  Ongoing, currency neutral operating income growth is 11%.

(3)  Per share amounts do not add due to rounding.

The Company reports its financial results in accordance with U. S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the Table above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 30, 2007 and March 31, 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company.  Along with Coca-Cola, recognized as the world’s most valuable brand, the Company markets four of the world’s top five nonalcoholic sparkling brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light beverages, waters, juices and juice drinks, teas, coffees, energy and sports drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate exceeding 1.4 billion servings each day.  For more information about The Coca-Cola Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs, changes in lifestyles and increased consumer information; increased competition; our ability to expand our operations in emerging markets; foreign currency and interest rate fluctuations; our ability to maintain good relationships with our bottling partners; the financial condition of our bottlers; our ability to maintain good labor relations, including our ability to renew collective bargaining agreements on satisfactory terms and avoid strikes or work stoppages; increase in the cost of energy; increase in cost, disruption of supply or shortage of raw materials; changes in laws and regulations relating to beverage containers and packaging, including mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and product quality as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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